Exhibit 99.1

Scientific Learning Interim CFO to Depart Company

Third Quarter Revenue Expected to Increase 8-12%

Media Contact: Jessica Lindl Vice President of Marketing Scientific Learning Corporation (510) 625-6784 jlindl@scilearn.com	Investor Contact: Dale Hill Director of Finance Scientific Learning Corporation (510) 625-245 investorrelations@scilearn.com

Oakland, Calif. – October 14, 2008 - Scientific Learning Corporation (NASDAQ:SCIL) today announced that Jon Corbett, the Company’s Controller and Interim CFO, is leaving the Company to take another position effective November 7, 2008.

Robert C. Bowen, Chief Executive Officer, stated, "Jon has made many contributions to Scientific Learning, and we thank him for his valuable service. While the timing of Jon’s departure is difficult for us, we understand the compelling nature of his new opportunity. Jon will remain with the Company through our third quarter earnings release and our 10-Q filing with the SEC, which will greatly assist in accomplishing a smooth transition. In his four year tenure with us, Jon has built a strong accounting team, which provides us with good options and capabilities in this transition.”

The Company has retained the firm of Accretive Solutions, who has agreed to provide us with the services of an experienced interim CFO, Dennis Mahoney. Dennis has extensive experience as a CFO with both public and private companies, ranging in size from quite small to over $200 million in revenues, in the software, other technology and life sciences industries. In addition, we are pleased to announce that Robin L. Marienlund, CPA, will serve as our interim Controller. Robin joined us in October 2006 and has directed our SOX compliance work, as well as having significant responsibility for tax, equity compensation and the preparation of our SEC filings. Her earlier experience includes serving as the US Controller of Trend Micro, Inc. Mr. Bowen continued, “We have a strong accounting team that Robin will lead, and have engaged an experienced interim CFO, positioning us for a smooth transition of our financial and accounting leadership. We are making good progress on our CFO search and hope to have this job filled by year-end. Above all, however, we are committed to finding the right person for this important position.”

The Company expects that revenue growth for the 2008 third quarter will be in the range of 8% to 12% compared to the 2007 third quarter and that booked sales will increase, although not as strongly as revenue. Further, the Company announced that its cash position improved since the end of the second quarter, as anticipated. Andy Myers, President and Chief Operating Officer noted, “We are continuing to make solid progress in executing the plans I discussed on our last earnings call. During the third quarter call, I will provide an update on these plans, our progress, and how we expect to manage our business given the current economic outlook. We remain bullish about our unique brain-based interventions and their great potential to alter the way the world learns.”

Scientific Learning expects to report its third quarter results after the market close on November 6, 2008 and will hold a conference call shortly thereafter.

About Scientific Learning Corp.

Scientific Learning creates educational software that accelerates learning by improving the processing efficiency of the brain. Based on more than 30 years of neuroscience and cognitive research, the Fast ForWord® family of products provides struggling readers with computer-delivered exercises that build the cognitive skills required to read and learn effectively. The Scientific Learning® Reading AssistantTM combines advanced speech recognition technology with scientifically-based courseware to help students strengthen fluency, vocabulary and comprehension to become proficient, life-long readers. The efficacy of the products has been established by more than 550 research studies and publications. For more information, visit http://www.scilearn.com/ or call toll-free 888-452-7323.

Forward Looking Statements

This press release contains forward-looking statements that are subject to the safe harbor created by the federal securities laws.  Such statements include, among others, statements relating to the Company's expected third quarter and other future financial results, future growth, positioning for the future and plans for hiring a CFO.  Such statements are subject to substantial risks and uncertainties.  Actual events or results may differ materially as a result of many factors, including but not limited to: general economic conditions; seasonality and sales cycles in Scientific Learning's markets; competition; availability of funding to purchase the Company's products and generally available to schools; the acceptance of new products and product changes; the extent to which the Company's marketing, sales and implementation strategies are successful; personnel changes and availability; the Company's ability to continue to demonstrate the efficacy of its products, and other risks detailed in the Company's SEC reports, including but not limited to the Report on Form 10Q (Part II, Item 1A, Risk Factors), filed August 6, 2008.